# SETTLEMENT AND RELEASE AGREEMENT

This **SETTLEMENT AND RELEASE AGREEMENT** (this "Agreement") is dated as of September __, 2025, by and between Lucosky Brookman LLP ("Firm") and Quality Industrial Corp. (collectively with its parents, subsidiaries, and affiliates, "Client"). Lucosky Brookman and Quality Industrial Corp are each sometimes referred to herein individually as, a "Party" and together as the "Parties."

WITNESSETH

**WHEREAS**, the Client owes the Firm $568,706.08 in outstanding obligations (the "Full Balance");

**WHEREAS**, the Parties desire to resolve this matter by settlement on the terms set forth herein; and

**NOW, THEREFORE**, in consideration of the mutual promises herein and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

1. Settlement Payments.

(a) The Client shall pay to the Firm the total sum of $250,000 (the "Settlement Amount") as follows:

- $50,000 on or before September 30, 2025;
- $50,000 on or before October 31, 2025;
- $50,000 on or before November 30, 2025;
- $50,000 on or before December 31, 2025;
- $50,000 on or before January 31, 2026.

(b) If the Client fails to pay the Settlement Amount in full on or before January 31, 2026, then the Firm shall be entitled to enforce and collect the Full Balance, less any Settlement Amounts previously paid.

2. Release of Quality Industrial Corp. Upon Firm's receipt of the full Settlement Amount on or before January 31, 2026, the Firm, for itself and any of its direct and indirect affiliates, parent corporations, subsidiaries, subdivisions, successors, predecessors, members, shareholders, and assigns (collectively, the "Firm Releasors"), hereby (a) releases, acquits and forever discharges the Client and each of such its direct and indirect affiliates, parent corporations, subsidiaries, subdivisions, successors, predecessors, members, shareholders, and assigns, and their present and former officers, directors, legal representatives, employees, agents and attorneys, and their heirs, executors, administrators, trustees, successors and assigns (the parties so released, herein each, a "Client Releasee" and collectively, the "Client Releasees") of and from any and all causes of actions, claims, suits, liens, losses, damages, judgments, demands, liabilities, rights, obligations, costs, expenses, and attorneys' fees of every nature, kind and description whatsoever, at law or in equity, whether individual, class or derivative in nature, whether based on federal, state

or foreign law or right of action, mature or unmatured, accrued or not accrued, known or unknown, fixed or contingent, which the Firm Releasors ever had (collectively, the "Client Released Claims") and (b) covenants not to institute, maintain or prosecute any action, claim, suit, complaint, proceeding or cause of action or any kind to enforce any of the Client Released Claims. In any litigation arising from or related to an alleged breach of this Section, this Agreement may be pleaded as a defense, counterclaim, or crossclaim, and shall be admissible into evidence without any foundation testimony whatsoever. Each Firm Releasor expressly covenants and agrees that the release granted by it in this Section shall be binding in all respects upon the Firm Releasors and shall inure to the benefit of the successors and assigns of the Client Releasees, and agrees that the Client Releasees shall have no further liabilities or obligations to Firm Releasors, provided that the Settlement Amount is paid in full on or before January 31, 2026. Excluded from the foregoing mutual general releases are any claims for enforcement of this Agreement.

3. Release of Lucosky Brookman. As of the Effective Date, subject to the completion of the items in Section 1 hereof, Quality Industrial Corp, for itself and any of its direct and indirect affiliates, parent corporations, subsidiaries, subdivisions, successors, predecessors, members, shareholders, and assigns (collectively, the "Client Releasors"), hereby (a) releases, acquits and forever discharges the Firm and each of its direct and indirect affiliates, parent corporations, subsidiaries, subdivisions, successors, predecessors, members, shareholders, and assigns, and their present and former officers, directors, legal representatives, employees, agents and attorneys, and their heirs, executors, administrators, trustees, successors and assigns (the parties so released, herein each, a "Firm Releasee" and collectively, the "Firm Releasees") of and from any and all causes of actions, claims, suits, liens, losses, damages, judgments, demands, liabilities, rights, obligations, costs, expenses, and attorneys' fees of every nature, kind and description whatsoever, at law or in equity, whether individual, class or derivative in nature, whether based on federal, state or foreign law or right of action, mature or unmatured, accrued or not accrued, known or unknown, fixed or contingent, which the Client Releasors ever had, now have or hereafter can, shall or may have against any Firm Releasees by reason of any matter, cause or thing whatsoever (collectively, the "Firm Released Claims") and (b) covenants not to institute, maintain or prosecute any action, claim, suit, complaint, proceeding or cause of action or any kind to enforce any of the Firm Released Claims. In any litigation arising from or related to an alleged breach of this Section, this Agreement may be pleaded as a defense, counterclaim, or crossclaim, and shall be admissible into evidence without any foundation testimony whatsoever. Each Client Releasor expressly covenants and agrees that the release granted by it in this Section shall be binding in all respects upon the Client Releasors and shall inure to the benefit of the successors and assigns of the Firm Releasees, and agrees that the Firm Releasees shall have no further liabilities or obligations to Client Releasors under or relating to the Full Balance, except for enforcement of this Agreement. Client acknowledges and agrees that, except for the consideration expressly set forth in this Agreement, it is not entitled to any additional compensation, fees, reimbursement, equity, or any other consideration from the Firm in connection with the Full Balance.

4. Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto on separate counterparts, each of which counterparts, when executed and delivered, shall be deemed an original and all which counterparts, taken together, shall constitute one and the same agreement. A facsimile or PDF signature shall be deemed to be an original signature for all purposes.

5. Further Assurances. Each Party hereto agrees that, from time to time, such Party will promptly execute and deliver all such further notices, instruments, consents and documents, and take all such further action, as may be reasonably necessary to effect the agreements of the Parties hereto set forth herein.

6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each Party hereto and its successors and assigns. The Parties acknowledge and agree that each such Party's respective Released Parties are intended third party beneficiaries of this Agreement and that each of them may independently enforce the terms of this Agreement just as if they were parties.

7. Interpretation; Entire Agreement. This Agreement sets forth the entire agreement and understanding among the Parties and all prior or contemporaneous agreements, understandings, representations, and settlements, oral or written, are merged herein. This Agreement may not be altered or amended except by a written instrument signed by all the Parties. Any provision of this Agreement that is found to be contrary to law or otherwise invalid, void, or unenforceable shall be deemed omitted but shall not affect the remaining terms of this Agreement, which shall remain in full force and effect.

8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to any law or principles that would make this choice of law provision invalid.

Any dispute, controversy, or claim arising out of or relating to this Agreement (other than actions for injunctive relief or specific performance as set forth in Section 8) shall be finally resolved by binding arbitration administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules, except as modified herein. The seat of arbitration shall be New York, New York. The arbitration shall be conducted by a single arbitrator with substantial experience in securities or commercial contract disputes. The Parties agree that (i) discovery shall be limited to the exchange of documents directly relevant to the claims and defenses asserted; (ii) no depositions shall be permitted absent mutual consent; and (iii) the final hearing shall occur within one hundred twenty (120) days of the filing of the arbitration demand, subject only to the arbitrator's availability. The arbitrator shall have authority to award monetary damages and attorneys' fees and costs to the prevailing party but shall not award punitive damages.

Notwithstanding the foregoing, Lucosky Brookman shall be entitled at any time, without limitation, to seek injunctive relief, specific performance, or other equitable remedies in the state courts of New York located in New York County or the United States District Court for the Southern District of New York, and the Client hereby irrevocably submits to the jurisdiction of such courts for such purposes. Each Party irrevocably waives any objection to venue or inconvenient forum in connection therewith.

9. Authorization. Each person whose signature is affixed hereto in a representative capacity represents and warrants that he or she is authorized and empowered to execute this Agreement on behalf of, and to bind, the person or entity on whose behalf his or her signature is affixed.

10. Confidentiality and Non-Disparagement. Each Party agrees to keep the existence and terms of this Agreement strictly confidential, except as required by applicable law or court order. Neither Party shall make or publish any statement, whether oral or written, that disparages or could reasonably be expected to disparage the other Party or its affiliates.

[signature page follows]

Intending to be legally bound hereby, the parties executed the foregoing Settlement and Release Agreement as of the date set forth above.

**LUCOSKY BROOKMAN, LLP**

By: ______________________

Name: Seth Brookman

Title: Partner

**QUALITY INDUSTRIAL CORP.**

By: ______________________

Name: John-Paul Backwell

Title: CEO